                                                                     Exhibit 2.3


                           LIQUIDATING TRUST AGREEMENT

                                      AMONG

                         HIGHLANDS INSURANCE GROUP, INC.
                         HIGHLANDS HOLDING COMPANY, INC.
                   HIGHLANDS CLAIMS AND SAFETY SERVICES, INC.
                         HIGHLANDS SERVICES CORPORATION
                           AMERICAN RELIANCE, INC. AND
                  NORTHWESTERN NATIONAL HOLDING COMPANY, INC.,

                                   AS DEBTORS,

                                       AND

                             STEPHEN L. KIBBLEHOUSE,
                             AS LIQUIDATING TRUSTEE

                          DATED AS OF           , 2002
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                                TABLE OF CONTENTS

                                                                            PAGE

Article 1 ESTABLISHMENT OF THE LIQUIDATING TRUST.............................2
      1.1   Transfer of Property to Liquidating Trustee......................2
      1.2   Title to Trust Assets............................................2
      1.3   Assignment and Assumption of Claims..............................2
      1.4   Appointment of the Liquidating Trustee...........................3
      1.5   Appointment, Composition and Authority of Trust Advisory Board...3
      1.6   Valuation of Trust Assets........................................3
      1.7   Surviving Debtor Entities and Insurance Company Subsidiaries.....4

Article 2 LIQUIDATING TRUST UNITS............................................4
      2.1   Identification of Holders of Liquidating Trust Units.............4
      2.2   Classes of Liquidating Trust Units...............................4
      2.3   Issuance and Transfer by Book Entry..............................5

Article 3 PURPOSE, AUTHORITY, LIMITATIONS....................................6
      3.1   Purpose of the Liquidating Trust.................................6
      3.2   General Authority of Liquidating Trustee.........................6
      3.3   Powers Subject to Trust Advisory Board Authorization.............8
      3.4   General Power and Authority Over Trust Assets....................9
      3.5   Limitation of Liquidating Trustee's Authority Over Trust Assets..9

Article 4 DISTRIBUTIONS TO TRUST HOLDERS....................................10
      4.1   Annual Distributions from the Liquidating Trust.................10
      4.2   Quarterly Distributions from the Liquidating Trust..............11
      4.3   Distributions from HIGI and the HIGI Subsidiaries...............11
      4.4   Priority of Payment of Distributions............................11
      4.5   Manner of Payment of Distributions..............................12
      4.6   Distributions on Business Days..................................12
      4.7   Reserve for Disputed Claims and Interests.......................12
      4.8   No Distribution in Excess of Allowed Amounts....................12
      4.9   De Minimis Distributions........................................13
      4.10  Setoffs.........................................................13
      4.11  Disputed Payments...............................................13
      4.12  Unclaimed Distributions.........................................13
      4.13  Allocation of Tax Items.........................................14

Article 5 DUTIES OF THE LIQUIDATING TRUSTEE  AND TRUST ADVISORY BOARD.......14
      5.1   Fiduciary Obligations...........................................14
      5.2   Duties In General...............................................14
      5.3   Personal Liability..............................................15
      5.4   Reliance on Certificates and Professionals......................15
      5.5   Investment and Safekeeping of Trust Assets......................15


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      5.6   No Bond.........................................................16
      5.7   Tax, Financial and Other Required Reporting.....................16
      5.8   Compliance with Laws............................................18
      5.9   Books and Records...............................................18
      5.10  Confidentiality.................................................18

Article 6 SUCCESSOR LIQUIDATING TRUSTEE.....................................18
      6.1   Removal.........................................................18
      6.2   Resignation.....................................................18
      6.3   Appointment of Successor upon Removal, Resignation, or Death....19
      6.4   Acceptance of Appointment by Successor Liquidating Trustee......19

Article 7 EXPENSE REIMBURSEMENT, INDEMNITY AND COMPENSATION.................19
      7.1   Expense Reimbursement...........................................19
      7.2   Indemnity.......................................................19
      7.3   Success Fees....................................................22
      7.4   No Other Compensation...........................................22

Article 8 REPORTS TO HOLDERS OF UNITS OF BENEFICIAL INTERESTS...............22
      8.1   Reporting of Certain Events.....................................22
      8.2   Final Report and Accounting.....................................22
      8.3   Other Reporting.................................................22

Article 9 TERMINATION AND FINAL DISTRIBUTION................................23
      9.1   Termination of Liquidating Trust................................23
      9.2   Final Distribution..............................................23

Article 10 AMENDMENT AND WAIVER.............................................23
      10.1  Amendment And Waiver............................................23

Article 11 MISCELLANEOUS PROVISIONS.........................................24
      11.1  Intention of Parties to Establish Liquidating Trust.............24
      11.2  Preservation of Privilege and Defenses..........................24
      11.3  Cooperation.....................................................24
      11.4  Laws as to Construction.........................................24
      11.5  Severability....................................................24
      11.6  Notices.........................................................24
      11.7  Headings........................................................25
      11.8  Integration.....................................................26
      11.9  Relationship to the Plan........................................26


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                           LIQUIDATING TRUST AGREEMENT

      This Liquidating Trust Agreement (this "Trust Agreement"), dated as of __________, 2002, is made by and among HIGHLANDS INSURANCE GROUP, INC. ("HIGI"), HIGHLANDS HOLDING COMPANY, INC., HIGHLANDS CLAIMS AND SAFETY SERVICES, INC., HIGHLANDS SERVICES CORPORATION, AMERICAN RELIANCE, INC., and NORTHWESTERN NATIONAL HOLDING COMPANY, INC. (collectively, the "Debtors") and STEPHEN L. KIBBLEHOUSE as Liquidating Trustee, and is executed in connection with the Debtors' Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code, as may be amended (the "Plan"), filed by the Debtors in the United States Bankruptcy Court for the District of Delaware (the "Court") on _________, 2002. Except with respect to the terms defined herein, all capitalized terms contained herein shall have the meanings ascribed to them in the Plan.

                               W I T N E S S E T H

      WHEREAS, the Plan provides for the establishment of the liquidating trust evidenced hereby (the "Liquidating Trust") to resolve, liquidate and realize upon the assets, Causes of Action and such other claims and property of the Debtors, as successor to and representative of the Estates of the Debtors;

      WHEREAS, the Plan provides for, among other things, the distribution of all of the beneficial interests of the trust created hereby to the holders of
(i) Bank Group Claims, (ii) Allowed General Unsecured Claims, and (iii) the LMI Interest (the holders of all such Allowed Claims and Interests referred to hereinafter collectively as the "Trust Holders");

      WHEREAS, the Liquidating Trust is created pursuant to, and to effectuate, the Plan;

      WHEREAS, the Liquidating Trust is created on behalf of, and for the sole benefit of, the Trust Holders (including holders of Disputed Claims that become Allowed Claims);

      WHEREAS, the Liquidating Trust is established for the sole purpose of liquidating its assets for the benefit of the Trust Holders in accordance with Treasury Regulation Section 301.770l-4(d), with no objective or authority to continue or engage in the conduct of a trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust;

      WHEREAS, the Liquidating Trust is intended to qualify as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) for United States federal income tax purposes; and

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan, the Debtors and the Liquidating Trustee agree as follows:

                                   ARTICLE 1
                     ESTABLISHMENT OF THE LIQUIDATING TRUST

      1.1 Transfer of Property to Liquidating Trustee. Pursuant to the Plan, the Debtors and the Liquidating Trustee hereby establish the Liquidating Trust on behalf of all Trust Holders (whether the Claims of Trust Holders are Allowed on or after the Effective Date of the Plan), and the Debtors hereby issue, transfer, assign, and deliver to the Liquidating Trustee all of their right, title, and interest in the Trust Assets free and clear of any Lien, Claim or Interest in such Property of any other Person or entity except as provided in the Plan and as described in Section 1.3 below. The Liquidating Trustee agrees to accept and hold the Trust Assets in trust for the Trust Holders, subject to the terms of this Trust Agreement.

      1.2 Title to Trust Assets.

            (a) The transfer of the Trust Assets to the Liquidating Trust shall be made for the benefit of the Trust Holders, whether the Claims of Trust Holders are Allowed on or after the Effective Date of the Plan. In this regard, the Trust Assets will be transferred to the Trust Holders to be held by the Debtors on their behalf. Immediately thereafter, on behalf of the Trust Holders, the Debtors shall transfer the Trust Assets to the Liquidating Trust in exchange for identifiable beneficiary interests in or units of the Liquidating Trust (the "Liquidating Trust Units"), which units shall be distributed by the Liquidating Trustee to the Trust Holders in exchange for their Allowed Claims or Interests in accordance with the Plan and as set forth in Article 2 below. Upon the transfer of the Trust Assets, the Liquidating Trustee shall succeed to all of the Debtors' right, title and interest in the Trust Assets and the Debtors will have no further interest in or with respect to the Trust Assets or this Liquidating Trust.

            (b) For all United States federal income tax purposes, all parties (including, without limitation, the Debtors, the Liquidating Trustee, and the Trust Holders) shall treat the transfer of Trust Assets to the Liquidating Trust described in this Section 1.2 and in the Plan (and any subsequent transfers of Assets) as a transfer to the Trust Holders followed by a transfer by such Trust Holders to the Liquidating Trust, and the beneficiaries of this Liquidating Trust shall be treated as the grantors and owners hereof.

      1.3 Assignment and Assumption of Claims. The Debtors hereby transfer and assign the Trust Assets to the Liquidating Trust, and the Liquidating Trustee on behalf of the Liquidating Trust hereby assumes and agrees that all such Trust Assets will be transferred to the Liquidating Trust, subject to the following liabilities, if any, which arise out of or relate to any known or unknown Claims or Causes of Action against the Debtors or their respective Estates: (a) the Bank Group Liens, (b) Administrative Claims that have not been Allowed as of the Effective Date but which are subsequently Allowed; (c) Priority Claims and Priority Tax Claims that have not been Allowed as of the Effective Date but which are subsequently Allowed; (d) all U.S. Trustee Fees until such time as the Court enters a final decree closing each Debtor's Chapter 11 Case; (e) the post Effective Date claims, if any, of the State Departments of Insurance; (f) any unpaid expenses incurred or to be incurred by the Liquidating Trustee in the performance of his duties under this Trust Agreement and in respect of the winding up of the Debtors' Estates (including, the filing of final tax returns and the payment of any taxes shown thereon); and (g) any unpaid obligations owing pursuant to the Plan (including, without limitation, obligations incurred after the


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Confirmation Date and the fees and expenses of Professionals under Section
11.1(b) of the Plan); but specifically excluding any Claim or Cause of Action not provided for in the Plan or which has been barred or discharged pursuant to the Plan.

      1.4 Appointment of the Liquidating Trustee. Stephen L. Kibblehouse is hereby appointed as the Liquidating Trustee and he shall hold such position until his removal, resignation or death.

      1.5 Appointment, Composition and Authority of Trust Advisory Board.

            (a) There shall also be appointed a Trust Advisory Board composed of the Liquidating Trustee and a maximum of four (4) other individual persons who are designees of the Trust Holders as set forth in subsection (b) below. The Trust Advisory Board will direct the actions of Liquidating Trustee in the exercise of the authority granted to the Liquidating Trustee hereunder and in the Plan. Unless otherwise specified herein, any action taken or direction given by the Trust Advisory Board shall be taken or given by a majority of the members of the Trust Advisory Board. The Trust Advisory Board shall be authorized to adopt by-laws consistent with this Trust Agreement to govern its activities.

            (b) Until such time as the holders of the Bank Group Claims are paid in full in accordance with the Plan, the holders of the Bank Group Claims shall be entitled to designate three members of the Trust Advisory Board, and holders of the majority of the Debenture Claims shall be entitled to designate one member of the Trust Advisory Board. After the Bank Group Claims are paid in full in accordance with the Plan, but prior to the time holders of Allowed General Unsecured Claims are paid in full in accordance with the Plan, the holders of Bank Group Claims will no longer be entitled to designate any members of the Trust Advisory Board and all such Bank Group designees shall automatically be removed therefrom. At such time, the holders of the majority of the Debenture Claims shall be entitled to designate three members of the Trust Advisory Board, and the holder of the LMI Interest shall be entitled to designate one member of the Trust Advisory Board. After the Allowed General Unsecured Claims are paid in full, but prior to the time the LMI Interest is paid in full in accordance with the Plan, the holders of the Debenture Claims will no longer be entitled to designate any members of the Trust Advisory Board and all such Debenture holder designees shall automatically be removed therefrom. Thereafter, the Trust Advisory Board shall be composed of the Liquidating Trustee and the holder of the LMI Interest.

            (c) In the event that the Trust Advisory Board is not formed or ceases to exist for any reason, all references herein to required approval or other action of such Trust Advisory Board shall be of no force or effect or shall be deemed to be references to the Liquidating Trustee, as appropriate. The failure of either the Bank Group or the holders of the Debentures to designate members of the Trust Advisory Board in accordance with subsection (b) above, however, shall not constitute a failure to form the Trust Advisory Board as long as at least one member other than the Liquidating Trustee is so designated. In performance of their duties hereunder, members of the Trust Advisory Board shall be entitled to receive reimbursement of reasonable expenses and indemnification as set forth in Article 7 hereof.

      1.6 Valuation of Trust Assets. From time to time as necessary, the Liquidating Trustee shall in good faith determine the fair market value of the Trust Assets and any other Assets transferred to the Liquidating Trust and thereafter apprise the Trust Advisory Board and the Trust


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Holders of Record in writing regarding such valuation. Any such valuation shall be used consistently by all parties (including, without limitation, the Debtors, the Liquidating Trustee and the Trust Holders) for all purposes, including United States federal income tax purposes.

      1.7 Surviving Debtor Entities and Insurance Company Subsidiaries.

            (a) Through the Liquidating Trust's position as direct or indirect equity owner of each of the Surviving Debtor Entities, the Liquidating Trustee shall cause the Surviving Debtor Entities to act consistently with the purposes and provisions of the Liquidating Trust and this Trust Agreement. The Liquidating Trustee may authorize and direct the merger, consolidation, dissolution of or other restructuring transaction with respect to any of the Surviving Debtor Entities to the extent deemed necessary and appropriate by the Liquidating Trustee and Trust Advisory Board.

            (b) Through the Liquidating Trust's position as direct or indirect equity owner of each of the Insurance Company Subsidiaries, the Liquidating Trustee shall cause the Insurance Company Subsidiaries to act consistently with the purposes and provisions of the Liquidating Trust and this Trust Agreement and, in addition, any and all supervisory orders, protective orders or other requirements of the State Departments of Insurance. Subject to any and all consents, conditions, or requirements of the State Departments of Insurance, the Liquidating Trustee and Trust Advisory Board may authorize and direct the merger, consolidation, dissolution of or other restructuring transaction with respect to any of the Insurance Company Subsidiaries to the extent deemed necessary and appropriate by the Liquidating Trustee and Trust Advisory Board.

            (c) Subject to the provisions of this Section 1.7, the requirements of other applicable law or the State Departments of Insurance, the Liquidating Trustee may serve or continue to serve as a member of the board of directors of any Surviving Debtor Entity or Insurance Company Subsidiary.

                                   ARTICLE 2
                             LIQUIDATING TRUST UNITS

      2.1 Identification of Holders of Liquidating Trust Units. The holders of Liquidating Trust Units shall be recorded and set forth in a register maintained by the Liquidating Trustee expressly for such purpose. All references in this Trust Agreement to Trust Holders "of Record" shall be read to mean holders of record as set forth in the register maintained by the Liquidating Trustee and shall not mean any beneficial owner not recorded on such official registry. Unless expressly provided herein, the Liquidating Trustee may establish a record date which it deems practicable for determining the Trust Holders for a particular purpose.

      2.2 Classes of Liquidating Trust Units. The issuance of Liquidating Trust Units to Trust Holders shall be made in classes in accordance with the Classes of all Allowed Claims set forth in the Plan as follows:

            Class A Trust Units. The holders of Bank Group Claims shall each be issued Class A Trust Units in an amount which shall at all times equal the dollar figure of such holder's Ratable Share of the Bank Group Claims.


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
            Class B Trust Units. The holders of Allowed General Unsecured Claims shall each be issued Class B Trust Units in an amount which shall at all times equal the dollar figure of such holder's Claim.

            Class C Trust Units. The holder of the LMI Interest shall be issued Class C Trust Units in an amount equal to the liquidation preference attributable to the shares of preferred stock of HIGI owned by such holder as of the Effective Date.

      The stated value of each Liquidating Trust Unit shall be one dollar. To the extent that the Plan provides for interest to accrue on or with respect to a Claim or Class of Claims, the holders of such Claims and the corresponding Liquidating Trust Units shall accrue and, from time to time, shall be issued additional Liquidating Trust Units on the basis of one Liquidating Trust Unit for every dollar of interest accrued. Notwithstanding any other provisions of this Trust Agreement or the Plan, only whole numbers of Liquidating Trust Units shall be issued and all Claims, and any interest accruing on Claim, shall be rounded to the nearest dollar.

      2.3 Issuance and Transfer by Book Entry.

            (a) All Liquidating Trust Units shall be uncertificated and issued to Trust Holders by book entry only in the register maintained by the Liquidating Trustee. The Liquidating Trustee shall not be required to send any notice to Trust Holders upon the issuance of the Liquidating Trust Units or the updating of any book entries on account of accrued interest on Claims or otherwise. Notwithstanding the foregoing, upon request made to the Liquidating Trustee in writing by a Trust Holder, the Liquidating Trustee shall confirm the amount and class of Liquidating Trust Units then issued in the name of such Trust Holder.

            (b) Subject to the provisions of Section 2.3(c) below, the Liquidating Trust Units shall be transferable by the Trust Holders upon and after issuance, however, neither the Liquidating Trustee nor the Trust Advisory Board will at any time seek to have the Liquidating Trust Units listed on any exchange or on the over-the-counter market after the Effective Date. The Liquidating Trustee, with the advice and consent of the Trust Advisory Board, may at any time establish procedures governing the transfer of Liquidating Trust Units, including, without limitation, the imposition of fees in such amounts as may be deemed necessary or appropriate in relation to the costs of maintaining the register of Trust Holders.

            (c) Notwithstanding the foregoing, no assignment, pledge, mortgage, sale, transfer or other disposition ("Transfer") of any Liquidating Trust Units shall be permitted until the proposed transferor has delivered to the Liquidating Trustee at the proposed transferor's sole expense a written opinion satisfactory to the Liquidating Trustee from legal counsel satisfactory to the Liquidating Trustee providing, and the Liquidating Trustee has concluded, that such Transfer would not (i) result in a violation of, or require registration of the Liquidating Trust Units under, the Securities Act of 1933, as amended, or any state securities laws; (ii) result in a violation of, or require the Liquidating Trust to register as an investment company under, the Investment Company Act of 1940, as amended; (iii) result in a violation of, or require the Liquidating Trust to make any filings or obtain approvals or qualifications under, the Trust Indenture Act of 1939, as amended; (iv) result in a violation of any other law, rule or regulation by the Liquidating Trust or any Trust Holder; (v) result in the Liquidating Trust being subjected to any additional regulatory


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
requirements or restrictions; (vi) cause an "ownership change" within the meaning of section 382 of the IRC within two years following the Effective Date;
(vii) if the Liquidating Trust is deemed to be a partnership for United States federal income tax purposes, result in the treatment of the Liquidating Trust as a "publicly traded partnership" within the meaning of section 7704 of the IRC and the Treasury Regulations promulgated thereunder; or (viii) result or potentially result in any adverse tax or other consequences to the Liquidating Trust, the assets held by it, or the Debtors. Any purported Transfer in violation of the foregoing will not be registered on the register maintained by the Liquidating Trustee. The Liquidating Trustee shall provide the proposed transferor with any and all information necessary to enable such proposed transferor to provide the opinion required by this Section 2.3(c).

                                   ARTICLE 3
                         PURPOSE, AUTHORITY, LIMITATIONS

      3.1 Purpose of the Liquidating Trust. The Liquidating Trust shall be established for the sole purpose of liquidating the Trust Assets, in accordance with Treasury Regulation Section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust. Accordingly, the Liquidating Trustee shall, in an as expeditious and orderly manner as possible, liquidate and convert to Cash the Trust Assets of the Liquidating Trust, make timely distributions and not unduly prolong the duration of the Liquidating Trust. Subject to the limitations set forth in
Section 3.5 below, the liquidation of the Trust Assets may be accomplished through the sale of Trust Assets (in whole or in combinations), including, without limitation, the sale of any stock or assets of any Surviving Debtor Entity or Insurance Company Subsidiary.

      3.2 General Authority of Liquidating Trustee. Subject to the provisions of this Trust Agreement that require the consent, authorization or approval of the Trust Advisory Board, and the other provisions of this Trust Agreement (including, without limitation, Section 3.5 hereof) and the Plan, and subject in all cases to the advice of the Trust Advisory Board, the Liquidating Trustee shall have the power and authority to do and perform the following:

            (a) hold legal title to any and all rights of the Trust Holders of the Liquidating Trust Units in or arising from the Trust Assets, including but not limited to, collecting, receiving any and all money and other property belonging to the Liquidating Trust and the right to vote any claim or interest in a case under the Bankruptcy Code and receive any distribution therein;

            (b) perform the duties, exercise the powers, and assert the rights of a trustee under Sections 704 and 1106 of the Bankruptcy Code, including, without limitation, commencing, prosecuting or settling Causes of Action, enforcing contracts, and asserting claims, defenses, offsets and privileges;

            (c) other than the bringing of or becoming involved in any litigation or judicial proceedings, and subject to Section 3.3(a), generally protect and enforce the rights to the Trust Assets by any method deemed appropriate;

            (d) avoid and recover any transfers of the Debtors' property as may be permitted by the Bankruptcy Code or applicable state law, including, without limitation, those based upon


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
Sections 544, 547, 548, 549, 550 or 553(b) of the Bankruptcy Code and any transfers identified in the Disclosure Statement;

            (e) file, and cause the Debtors' affiliated tax group to file, any and all tax returns;

            (f) file, if necessary, any and all tax and information returns with respect to the Liquidating Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a), and pay taxes properly payable by the Liquidating Trust, if any;

            (g) exercise any and all rights afforded a debtor under Section 505 of the Bankruptcy Code to request a prompt determination of the state and federal tax liabilities of the Debtors, whether such liabilities were incurred prior to the Petition Date or during the pendency of the Chapter 11 Cases;

            (h) subject to the provisions of Sections 3.3(b) and 3.3(h) and
Section 5.7(d), pay all reasonable Trust Expenses and make all other payments relating to the Trust Assets and expend the Trust Assets as reasonably necessary to meet contingent liabilities and to maintain the value of the Trust Assets during liquidation;

            (i) obtain insurance coverage with respect to the liabilities and obligations of the Liquidating Trustee and the members of the Trust Advisory Board under this Trust Agreement (in the form of an errors and omissions policy, directors and officers policy, or otherwise);

            (j) obtain insurance coverage with respect to real and personal property which may become Trust Assets, if any;

            (k) employ such Persons or direct the employment or continued employment by the Surviving Debtor Entities and the Insurance Company Subsidiaries of such employees as the Liquidating Trustee, consistent with the purposes of the Liquidating Trust, may deem necessary or appropriate to assist the Liquidating Trustee in carrying out its powers and duties under this Trust Agreement. Subject to Section 3.3(g), the Liquidating Trustee may commit or direct the Surviving Debtor Entities and the Insurance Company Subsidiaries to commit to and pay all such employees reasonable salary and incentive bonuses in amounts he shall determine to be appropriate and any employee benefits he may establish pursuant to Section 3.2(l) below;

            (l) establish, maintain or cease to provide such employee benefits (including, without limitation, group health plans) on behalf of the Surviving Debtor Entities and the Insurance Company Subsidiaries for the benefit of employees described in Section 3.2(k) above as the Liquidating Trustee, consistent with the purposes of the Liquidating Trust, may deem necessary or appropriate;

            (m) take any action deemed appropriate, under applicable state law or the Plan, as the direct or indirect equity owner of the Surviving Debtor Entities, consistent with the purposes of the Liquidating Trust Agreement;

            (n) take any action deemed appropriate, under applicable state law or the Plan, as the direct or indirect equity owner of the Insurance Company Subsidiaries, consistent with the purposes of the Liquidating Trust Agreement and any requirements, consents or approvals, supervisory orders, protective orders or other orders of any State Department of Insurance;

            (o) invest any moneys held as part of the Liquidating Trust in accordance with the terms of Section 5.5 hereof, limited, however, to such investments that are consistent with the Liquidating Trust's status as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and any related administrative pronouncements or guidelines; and

            (p) seek the examination of any entity under the provisions of Bankruptcy Rule 2004.

      3.3 Powers Subject to Trust Advisory Board Authorization. The Liquidating Trustee shall have the power and authority to do and perform the following only with the authorization and approval of the Trust Advisory Board:

            (a) compromise, adjust, arbitrate, sue on or defend, pursue, prosecute, abandon, or otherwise deal with and settle claims and Causes of Action in favor of or against the Liquidating Trust as the Liquidating Trustee shall deem advisable;

            (b) determine and satisfy any and all liabilities created, incurred or assumed by the Liquidating Trust;

            (c) assert or waive any privilege or defense on behalf of the Liquidating Trust or the Debtors;

            (d) retain and pay reasonable compensation to such independent law firms as counsel to the Liquidating Trust, the Surviving Debtor Entities, or the Insurance Company Subsidiaries as the Liquidating Trustee may select to aid in the prosecution of any claim or Cause of Action that constitutes or may have an impact on the Trust Assets, except that nothing contained in this Trust Agreement shall be construed to require Trust Advisory Board approval of decisions to retain independent law firms to perform services for any Surviving Debtor Entity or Insurance Company Subsidiary on matters which (i) arise in the ordinary course of business of any Surviving Debtor Entity or Insurance Company Subsidiary and (ii) do not have a material impact on the Trust Assets. A law firm shall not be disqualified from serving as independent counsel to the Liquidating Trust solely because of its prior retention by the Debtors;

            (e) retain and pay reasonable compensation to independent public accounting, audit and actuarial firms to perform such reviews and/or audits of the financial books and records of the Liquidating Trust, the Surviving Debtor Entities, or the Insurance Company Subsidiaries as may be appropriate, and prepare and file any tax returns, informational returns, financial statements or other papers for the Liquidating Trust as may be required, except that nothing contained in this Trust Agreement shall be construed to require Trust Advisory Board approval of decisions to retain independent accounting, audit and actuarial firms to perform services for any Surviving Debtor Entity or Insurance Company Subsidiary on matters which (i) arise in the ordinary course of business of any Surviving Debtor Entity or Insurance Company Subsidiary and (ii) do not have a material impact on the Trust Assets;

            (f) enter into contracts with, retain and/or secure the services of such third parties, including, without limitation, HIGI and the HIGI Subsidiaries and such other professionals as the Liquidating Trustee may deem necessary or appropriate to assist the Liquidating Trustee in carrying out its powers and duties under the provisions of and consistent with the purposes of this Trust Agreement. Upon authorization and approval of the Trust Advisory Board, the Liquidating Trustee may commit the Liquidating Trust to and, subject to Section 5.7(d), pay all such Persons or entities reasonable compensation for services rendered and expenses incurred, as well as commit the Liquidating Trust to indemnify any such parties in connection with the performance of services;

            (g) except as may otherwise be provided for in that certain Employment Agreement between Highlands Insurance Company and Stephen L. Kibblehouse dated April 1, 2002 and in the Success Fee Agreement, commit or direct any Surviving Debtor Entity or Insurance Company Subsidiary to commit to or pay salary or incentive bonuses to the Liquidating Trustee in any capacity;

            (h) pay Trust Expenses during any calendar quarter which are materially in excess of the aggregate amount of expenses set forth in the quarterly budget provided to the Trust Advisory Board for such quarter pursuant to Section 5.7(d), it being understood that payments of amounts which aggregate in excess of $10,000 over the aggregate budgeted amount of such expenses for any period shall be considered material for purposes of this Section 3.3(h); and

            (i) take or refrain from taking any and all such other actions the Liquidating Trustee reasonably deems necessary for the continuation, protection and maximization of the Trust Assets or to carry out the purposes hereof.

      3.4 General Power and Authority Over Trust Assets. Except as otherwise set forth in this Trust Agreement or in the Plan, and subject to the Treasury Regulations governing liquidating trusts and the retained jurisdiction of the Court as provided for in the Plan, but without prior or further authorization, the Liquidating Trustee may control and exercise authority over the Trust Assets and over the protection, conservation and disposition thereof. No Person dealing with the Liquidating Trust shall be obligated to inquire into the authority of the Liquidating Trustee in connection with the protection, conservation or disposition of the Trust Assets.

      3.5 Limitation of Liquidating Trustee's Authority Over Trust Assets.

            (a) Notwithstanding anything to the contrary contained in this Trust Agreement, the Liquidating Trustee shall not and shall not be authorized to enter into any agreement or consummate any transaction involving the sale of the stock, assets, operations or business of any Surviving Debtor Entity or Insurance Company Subsidiary unless he shall first have obtained the affirmative vote in favor of any such sale of at least eighty percent (80%) of the members then comprising the Trust Advisory Board.

            (b) Notwithstanding anything to the contrary contained in this Trust Agreement, the Liquidating Trustee shall not and shall not be authorized to engage in any trade or business, or vary any investment with respect to the Trust Assets or any proceeds therefrom (other than as provided in Section 5.5, below). Notwithstanding any other authority granted by Section 3.2, the Liquidating Trustee is not authorized to engage in any investments or activities inconsistent with the treatment of the Liquidating Trust as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and any related administrative pronouncements or guidelines.

            (c) Notwithstanding anything to the contrary contained in this Trust Agreement, the Liquidating Trust shall not, and the Liquidating Trustee shall not cause the Liquidating Trust to, hold or receive (i) 50% or more of the stock (in either vote or value) of any entity that is treated as a corporation for United States federal income tax purposes, other than the Surviving Debtor Entities and Insurance Company Subsidiaries, (ii) any interest in an entity that is treated as a partnership for United States federal income tax purposes, (iii) any stock or securities listed on an exchange or the over-the-counter market or any other readily marketable asset, or (iv) any operating asset of a going business, unless such stock, partnership interest, or other asset was obtained involuntarily or as a matter of practical economic necessity in order to preserve the value of the Trust Assets. In the latter event, with respect to the holding or receipt of stock or a partnership interest, the Liquidating Trustee shall cause such corporation or partnership (and any direct and indirect subsidiary of such entity) to act consistently with the purposes and provisions of the Liquidating Trust and this Trust Agreement as if such entity (and any subsidiary) was a Surviving Debtor Entity, and such entity shall thereafter be treated as a Surviving Debtor Entity subject to the provisions of Section 1.7 above and for all other purposes of this Trust Agreement.

            (d) Notwithstanding anything to the contrary contained in this Trust Agreement, the Plan or the Confirmation Order, the Liquidating Trustee shall not and shall not be authorized to take any action that, under the terms of this Trust Agreement, requires the authorization or approval of the Trust Advisory Board without such authorization or approval, nor shall the Liquidating Trustee take any action that, under the terms of this Trust Agreement, requires the approval of the Bankruptcy Court without obtaining such approval (which Bankruptcy Court approval shall not supersede the requirement of Trust Advisory Board authorization or approval). All powers of the Liquidating Trustee shall be exercised by the Liquidating Trustee in accordance with the provisions and purposes of this Trust Agreement, the Plan and the Confirmation Order, and the exercise of such powers shall be subject to the authorization and approval of the Trust Advisory Board to the extent provided in this Trust Agreement, the Plan and the Confirmation Order and shall be limited to the extent necessary to fulfill the purpose of the Liquidating Trust set forth in this Trust Agreement, the Plan and the Confirmation Order.

                                   ARTICLE 4
                         DISTRIBUTIONS TO TRUST HOLDERS

      4.1 Annual Distributions from the Liquidating Trust. Subject to the Plan, on each Annual Distribution Date, the Liquidating Trust shall distribute all Available Cash (including all net Cash income plus all net Cash proceeds from the liquidation of Trust Assets, including as Cash for this purpose, all permissible investments described in Section 5.5, below) from the Liquidating Trust to the Trust Holders (or the relevant Paying Agent, as the case may be), after making reserve for Disputed Claims as provided in Section 4.7 below, provided, however, that the Liquidating Trustee shall not be required to distribute Available Cash on each Annual Distribution Date if the aggregate Distribution on such date would not exceed $10,000 in value. All Distributions shall made according to the priorities and in the manner set forth in Sections
4.4 and 4.5.

      4.2 Quarterly Distributions from the Liquidating Trust. Subject to the Plan, on each Quarterly Distribution Date, the Liquidating Trust shall distribute all Available Cash (including all net Cash income plus all net Cash proceeds from the liquidation of Trust Assets, including as Cash for this purpose, all permissible investments described in Section 5.5, below) from the Liquidating Trust to the Trust Holders (or the relevant Paying Agent, as the case may be), after making reserve for Disputed Claims as provided in Section
4.7 below, provided, however, that the Liquidating Trustee shall not be required to distribute Available Cash on each Quarterly Distribution Date if the aggregate Distribution on such date would not exceed $300,000 in value. All Distributions shall be made according to the priorities and in the manner set forth in Sections 4.4 and 4.5.

      4.3 Distributions from HIGI and the HIGI Subsidiaries. In furtherance of the foregoing, the Liquidating Trustee shall cause HIGI and HIGI shall cause each other Surviving Debtor Entity and, to the extent permitted by the applicable State Departments of Insurance, the Liquidating Trustee and each Surviving Debtor Entity shall cause each Insurance Company Subsidiary to distribute to the Liquidating Trust on or before each Distribution Date (or such earlier time as required to be included in the Distribution by the Liquidating Trust on such Distribution Date) all of the Cash of HIGI and each such HIGI Subsidiary, less (i) any amounts required or which may be required for the payment of taxes, (ii) subject to Trust Advisory Board approval, any other reasonable and necessary expenses of HIGI and each such HIGI Subsidiary, and
(iii) such other amounts as are determined necessary by the Trust Advisory Board to cover anticipated future expenses of the Liquidating Trust. Notwithstanding the foregoing, HIGI and the HIGI Subsidiaries need not, and the Liquidating Trustee shall not direct HIGI or the HIGI Subsidiaries to, distribute Cash in amounts which fall below certain minimum thresholds established by the Trust Advisory Board and the Liquidating Trustee from time to time.

      4.4 Priority of Payment of Distributions. The Liquidating Trustee shall apply all Distributions from the Liquidating Trust in the order and reflecting the priorities set forth below:

            FIRST, to Trust Holders holding Class A Trust Units in respect of the Bank Group Claims until the Bank Group Claims are paid in full in accordance with this Trust Agreement and the Plan;

            SECOND, to Trust Holders holding Class B Trust Units in respect of Allowed General Unsecured Claims until all Allowed General Unsecured Claims are paid in full in full in accordance with this Trust Agreement and the Plan; and

            THIRD, to the Trust Holder holding Class C Trust Units in respect of the LMI Interest until the Allowed amount of the LMI Interest is paid in full in full in accordance with this Trust Agreement and the Plan.

            Notwithstanding anything to the contrary contained in this Article 4 or the Plan, prior to making any Distribution to Trust Holders, the Liquidating Trustee may retain such amounts as he may deem reasonably necessary to (i) meet contingent liabilities and to maintain the value of the Trust Assets of the Liquidating Trust during liquidation, and (ii) to pay reasonable estimated administrative expenses.

      4.5 Manner of Payment of Distributions. All Distributions to Trust Holders from the Liquidating Trust shall be payable only to Trust Holders of Record and, as to each such Trust Holder within a Class then entitled to payment, in amounts equal to such Trust Holders' Ratable Share of the Distribution. All Distributions to Trust Holders from the Liquidating Trust shall be payable in Cash by wire transfer, check or such other method as the Liquidating Trustee deems appropriate under the circumstances. The Liquidating Trustee shall withhold from the Distribution of any Trust Holder any amount which the Liquidating Trustee determines to be required by any federal, state, local or foreign taxing authority or by any other law, regulation, rule, ruling, directive or other governmental requirement.

      4.6 Distributions on Business Days. Any payment or Distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

      4.7 Reserve for Disputed Claims and Interests.

            (a) No Cash or other property shall be distributed and no Liquidating Trust Units shall be issued on account of any Disputed Claim or Interest, unless and until such Claim or Interest becomes an Allowed Claim or Interest. On each Distribution Date, the Liquidating Trustee shall reserve and segregate Cash sufficient to pay holders of Disputed Claims and Interests their Ratable Share, if any, of the Available Cash distributed to Trust Holders on such Distribution Date. Any such Cash reserved shall be held and segregated in sub-accounts of the Liquidating Trust for the benefit of holders of Disputed Claims and Interests. In the event a Disputed Claim or Interest is ultimately Allowed, the holder of such previously Disputed Claim or Interest shall be issued Liquidating Trust Units in accordance with the treatment of Classes of Claims or Interests set forth herein and in the Plan, and on the next succeeding Distribution Date, shall also be entitled to such holder's Ratable Share of any Distributions previously made and held in sub-accounts on account of the Class of Liquidating Trust Units issued to such holder. Any Cash reserved and held in sub-accounts for the benefit of a holder of a Disputed Claim or Interest which is subsequently Disallowed, in whole or in part, shall be distributed as Available Cash on the next succeeding Distribution Date in accordance with the provisions of this Liquidating Trust Agreement.

            (b) The Liquidating Trustee shall pay, or cause to be paid, out of the funds held in any sub-account, all taxes imposed by any federal, state and local taxing authorities, and any foreign taxing authorities, on the income generated by the funds held in such sub-account. The Liquidating Trustee shall also file, or cause to be filed any tax or information return related to any sub-account. All Cash held in such sub-accounts shall be invested in accordance with Section 5.5 hereof and section 345 of the Bankruptcy Code, as modified by the relevant Orders of the Court for investments made by the Debtors during the Chapter 11 Cases. The earnings on such investments shall be held in trust as an addition to the balance of the sub-accounts for the benefit of the Trust Holders entitled to such Distributions, and shall not constitute property of the Liquidating Trust.

      4.8 No Distribution in Excess of Allowed Amounts. Notwithstanding anything to the contrary contained in the Plan or this Trust Agreement, no Trust Holder shall receive Distributions of a value which exceed the Allowed amount of such Trust Holder's Claim or Interest as of the Petition Date, plus any accrued interest provided for in the Plan. The foregoing shall not limit holders of Disputed Claims from receiving Distributions on account of accrued interest as provided herein and in the Plan, if such holders' Disputed Claims become Allowed. In the event that the

Allowed Claims and Interests of all Trust Holders shall have been paid in full in accordance with this Trust Agreement and the Plan, all excess or subsequent Distributions, and any Unclaimed Distributions which become excess Distributions, shall be made to the Clerk of the Bankruptcy Court for distribution to creditors who shall make their claims upon the Clerk in accordance with Bankruptcy Rule 3011 and section 347(a) of the Bankruptcy Code (notwithstanding the usual inapplicability of such provisions in Chapter 11 bankruptcy cases). Upon full and final tender of such Distributions to the Clerk of the Bankruptcy Court, the Liquidating Trustee, the Trust Advisory Board and each of their respective employees, representatives and agents shall be fully discharged and released from any claims of any Person to such Distributions.

      4.9 De Minimis Distributions. Notwithstanding anything to the contrary contained in the Plan or this Trust Agreement, the Liquidating Trustee shall not be required to distribute Cash to the holder of an Allowed Claim or Interest if the amount of cash to be distributed on account of such Claim is less than $25. Any holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than $25 shall have such Claim discharged and shall be forever barred from asserting any such Claim against the Debtors, the Liquidating Trust, or their respective property. Any Cash not distributed pursuant to this provision shall be the property of the Liquidating Trust, free of any restrictions thereon.

      4.10 Setoffs. The Liquidating Trustee may set off against any Distributions to be made to a Trust Holder hereunder, claims, rights and Causes of Action of any nature that the Liquidating Trustee may at any time hold against such Trust Holder; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim under or in accordance with the Plan shall constitute a waiver or release by the Liquidating Trustee of any such claim, right and Causes of Action that the Liquidating Trustee may at any time possess against such Trust Holder.

      4.11 Disputed Payments. If any dispute arises as to the identity of a holder of an Allowed Claim who is to receive any Distribution, the Liquidating Trustee may, in lieu of making such Distribution to such Person, make such Distribution into an escrow account to be held in trust for the benefit of such holder and such escrow shall not constitute property of the Liquidating Trust. Such Distribution shall be held in escrow until the disposition thereof shall be determined by order of the Bankruptcy Court or other court of competent jurisdiction or by written agreement among the interested parties to such dispute.

      4.12 Unclaimed Distributions.

            (a) Any Unclaimed Distributions, and all interest, dividends, and other earnings thereon, shall be held and segregated in sub-accounts of the Liquidating Trust for the benefit of the Trust Holders entitled thereto under the terms of this Trust Agreement and the Plan. All such Unclaimed Distributions shall be held for a period of one year following the applicable Distribution Date and during such period shall be released from the Liquidating Trust and delivered to Trust Holders entitled thereto only upon presentation of proper proof by such Trust Holders of such entitlement. At the end of one year following the relevant Distribution Date of any Unclaimed Distributions, the Trust Holders theretofore entitled to such Unclaimed Distributions shall cease to be entitled thereto and the Unclaimed Distributions for each such Trust Holder shall then be distributed on a Ratable basis to the Trust Holders who have received and have claimed Distributions and who are otherwise entitled to further Distributions under Section 4.4, and if no such Trust Holders then exist, such Unclaimed Distributions shall be distributed as set forth in Section 4.8.

            (b) The Liquidating Trustee shall pay, or cause to be paid, out of the funds held in any sub-account, all taxes imposed by any federal, state and local taxing authorities, and any foreign taxing authorities, on the income generated by the funds held in such sub-account. The Liquidating Trustee shall also file, or cause to be filed any tax or information return related to any sub-account. All Cash held in such sub-accounts shall be invested in accordance with Section 5.5 hereof and section 345 of the Bankruptcy Code, as modified by the relevant Orders of the Court for investments made by the Debtors during the Chapter 11 Cases. The earnings on such investments shall be held in trust as an addition to the balance of the sub-accounts for the benefit of the Trust Holders entitled to such Unclaimed Distributions, and shall not constitute property of the Liquidating Trust.

      4.13 Allocation of Tax Items. Unless otherwise required by applicable tax law, items of income, gain, loss and deduction recognized or incurred by the Liquidating Trust and the amount of distributions received by the Liquidating Trust shall be allocated ratably among the Trust Holders who are entitled to receive Distributions in the tax year in accordance with the priorities set forth in Section 4.4 hereof, provided that where more than one Class of Trust Holders actually receives a Distribution in a tax year, such items of income, gain, loss and deduction, and such distributions received by the Liquidating Trust, shall be allocated ratably based upon the amount of each Distribution made to such Classes of Trust Holders.

                                    ARTICLE 5
                        DUTIES OF THE LIQUIDATING TRUSTEE
                            AND TRUST ADVISORY BOARD

      5.1 Fiduciary Obligations. The powers of the Liquidating Trustee, each member of the Trust Advisory Board individually, and of the Trust Advisory Board as a whole, are exercisable solely in a fiduciary capacity consistent with, and in furtherance of, the purposes of this Liquidating Trust and not otherwise. The fiduciary obligations of the Liquidating Trustee and each member of the Trust Advisory Board shall be to the Trust Holders taken as a whole, and not any one Class of Trust Holders.

      5.2 Duties In General. The Liquidating Trustee and the Trust Advisory Board shall take such actions consistent with the orderly liquidation of the Trust Assets as are required by applicable law, including such actions permitted under Sections 3.2, 3.3, 3.4 and 5.5 hereof and shall, in an as expeditious and orderly manner as possible, liquidate and convert to Cash the Trust Assets, make timely Distributions, and not unduly prolong the duration of the Liquidating Trust. In taking any action required or permitted under this Trust Agreement, the Liquidating Trustee and the Trust Advisory Board shall exercise their reasonable business judgment. Subject to the foregoing duties, the Liquidating Trustee and the Trust Advisory Board shall have the absolute discretion, except as otherwise expressly set forth herein, to pursue or not to pursue any transaction, course of conduct, course of dealing, and any and all claims, rights or Causes of Action, as they determine are in the best interests of the Trust Holders and consistent with the purposes of the Liquidating Trust and, in the exercise of such discretion and reasonable business judgment, shall have no liability for the ultimate outcome of any decision.

      5.3 Personal Liability. In no event shall the Liquidating Trustee, any member of the Trust Advisory Board, any holder of a Claim against or Interest in the Debtors that has designated a member of the Trust Advisory Board, or any of their respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, advisors or agents, or any of their respective successors or assigns be personally liable for any claim asserted against the Liquidating Trust, or for any claim asserted against the Liquidating Trustee or such member or Person on account of such Person's position with respect to the Liquidating Trust, for any action taken or not taken on behalf of the Liquidating Trust in good faith, or for any error of judgment made in good faith. Persons dealing with the Liquidating Trustee shall look only to the Trust Assets to satisfy any liability incurred on behalf of the Liquidating Trust pursuant to this Trust Agreement. Notwithstanding the foregoing and the indemnity provided for under
Section 7.2, no provision of this Trust Agreement, however, shall be construed to relieve the Liquidating Trustee or any member of the Trust Advisory Board from liability for his own grossly negligent actions, his own grossly negligent failure to act, or his own fraud or willful misconduct, except that the Liquidating Trustee and the members of the Trust Advisory Board shall be liable only for the performance of such duties and obligations as are specifically set forth in this Trust Agreement.

      5.4 Reliance on Certificates and Professionals. Except as otherwise provided in Section 5.3 above, the Liquidating Trustee and each member of the Trust Advisory Board may rely, and shall be protected in relying and acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by him to be genuine and to have been signed or presented by the proper party or parties. The Liquidating Trustee, each member of the Trust Advisory Board individually, and of the Trust Advisory Board as a whole may consult with any and all professionals to be selected by him or it and shall not be liable for any action taken or omitted to be taken in accordance with the advice of such professionals.

      5.5 Investment and Safekeeping of Trust Assets. Any moneys held at any time by the Liquidating Trust shall be held by the Liquidating Trust in trust for the benefit of the Trust Holders until distributed or paid over as herein provided, but need not be segregated from other Trust Assets, except to the extent otherwise required herein or by applicable law. The Liquidating Trustee shall have no liability to Trust Holders for interest earned on or income produced from Trust Assets or moneys received by him hereunder and held for distribution or payment to the Trust Holders, except for such interest or income actually received by the Liquidating Trustee. Investments of any moneys held by the Liquidating Trustee shall be administered in view of the manner in which individuals of ordinary prudence, discretion and judgment would act in the management of their own affairs, provided, however, that the right and power of the Liquidating Trustee to invest the Trust Assets, the proceeds thereof, or any income earned by the Liquidating Trust, shall be limited to the right and power to invest such Trust Assets (pending Distributions in accordance with Article 4) in demand and time deposits, such as short-term certificates of deposit, in banks or other savings institutions, or other temporary liquid investments, such as Treasury bills, and provided further, that the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments, as the case may be, that a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4 may be permitted to invest in, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise. Any investment made as provided for herein must mature prior to the date of the next scheduled Distribution, but in no event shall such investment have a maturity date in excess of twelve (12) months from the date of the acquisition of such investment.

      5.6 No Bond. The Liquidating Trustee and the members of the Trust Advisory Board shall serve without bond. To the extent funds are available, however, the Liquidating Trustee shall obtain insurance coverage (in the form of an errors and omissions policy, directors and officers policy, or otherwise) with respect to the liabilities and obligations of the Liquidating Trustee and the members of the Trust Advisory Board under this Trust Agreement, it being understood that such insurance coverage shall constitute a Trust Expense of the highest and first priority.

      5.7 Tax, Financial and Other Required Reporting.

            (a) The Liquidating Trustee shall file returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a) and comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, including, without limitation, any requirements imposed with respect to Distributions hereunder and under the Plan. The Liquidating Trustee shall also file (or cause to be filed) any other statements, returns, reports or disclosures relating to the Liquidating Trust that are required by any governmental authority, and all such statements, returns, reports or disclosures shall be prepared in reasonable detail in accordance with all applicable laws and, to the extent applicable, in accordance with generally accepted accounting principles applied consistently throughout the periods reflected therein and with prior periods except as otherwise disclosed therein.

            (b) The Liquidating Trustee shall provide the Trust Advisory Board with copies of all quarterly and annual statutory financial statements prepared by or on behalf of each Insurance Company Subsidiary and filed with the appropriate State Department of Insurance at or near such times as such statements are delivered to the Departments, as well as unaudited combined annual statutory statements for all Insurance Company Subsidiaries. The annual statutory statements shall be audited by such company's regular independent accountants to the extent such audit is required by the appropriate State Departments of Insurance. All statutory statements filed by the Insurance Company Subsidiaries shall be prepared in accordance with statutory accounting principles, consistently applied throughout the periods reflected therein and with prior periods except as otherwise disclosed therein, as the same may be modified or amended by applicable law, and any and all other requirements of the State Departments of Insurance.

            (c) The Liquidating Trustee shall provide the Trust Advisory Board with financial statements for each Surviving Debtor Entity on both a quarterly and annual basis, or at such other intervals as the Trust Advisory Board determines is necessary and appropriate from time to time. All such financial statements shall be prepared in reasonable detail and in accordance with generally accepted accounting principles applied consistently throughout the periods reflected therein and with prior periods except as otherwise disclosed therein.

            (d) The Liquidating Trustee shall provide to the Trust Advisory Board, for its approval, budgets and reports of anticipated expenses of the Liquidating Trust on both a quarterly and annual basis, or at such other intervals as the Trust Advisory Board determines is necessary and appropriate from time to time. Quarterly budgets shall be submitted to the Trust Advisory

Board at least thirty (30) days prior to the beginning of each calendar quarter that the Liquidating Trust shall be in existence, or at or before such other times as the Trust Advisory Board shall, from time to time, determine are reasonable and appropriate under the circumstances. Each quarterly budget shall contain, in such detail as required by the Trust Advisory Board, an allocation of anticipated expenses for the quarter to categories which the Liquidating Trustee shall reasonably create, including, without limitation, salaries, expenses and other overhead related to the Liquidating Trust, estimated legal and other professional fees, estimated income and other taxes owed by the Liquidating Trust, and the total of all such budgeted expenses. If a member of the Trust Advisory Board requests clarification or states an objection to a quarterly budget, the Liquidating Trustee shall provide such supplementary information as requested or required by an objection to the Trust Advisory Board in support of the quarterly budget. A quarterly budget shall be deemed approved by the Trust Advisory Board if a majority of the Trust Advisory Board has approved the budget by the commencement of the calendar quarter to which it pertains, provided that the Trust Advisory Board may approve a budget in whole or in part, or amend or modify a budget, by majority vote of the Trust Advisory Board prior to commencement of a quarter, in which event the budget as so modified shall become the budget for the quarter to which such budget pertains. Within thirty (30) days following the end of each calendar quarter (or within such other times as the Trust Advisory Board shall, from time to time, determine are reasonable and appropriate under the circumstances), the Liquidating Trustee shall provide the Trust Advisory Board with a reconciliation of the actual Trust Expenses paid or incurred, and the estimated expenses set forth in the quarterly budget for such quarter.

            (e) As used in this Trust Agreement, the term "Trust Expenses" shall mean all costs, expenses, and obligations incurred on behalf of the Liquidating Trust or in any manner incidental or related thereto, including those incurred by the Trust Advisory Board or the Liquidating Trustee in the performance of their duties hereunder. Trust Expenses shall include, without limitation, (i) taxes, fees, levies, assessments and other governmental charges imposed on the Liquidating Trust or in respect of the Trust Assets, (ii) fees, expenses and other compensation of the Liquidating Trustee, the professionals employed by the Liquidating Trustee or the Trust Advisory Board pursuant to this Agreement;
(iii) other liabilities assumed by the Liquidating Trust in accordance with
Section 1.3 hereof; and (iv) the cost of any and all services provided to the Liquidating Trust by the Insurance Company Subsidiaries with the authorization and approval of the Trust Advisory Board.

            (f) The Liquidating Trustee shall provide the Trust Advisory Board with such other information and reports as the Trust Advisory Board may reasonably request from time to time, and shall make himself available from time to time on reasonable notice to report to the Trust Advisory Board regarding the status of the administration of the Liquidating Trust and the collection, liquidation and distribution of Trust Assets. Upon reasonable request by the Trust Advisory Board, the Liquidating Trustee shall promptly prepare, or cause to be prepared, such statistical data and written and oral reports as are reasonably necessary to keep the Trust Advisory Board fully apprised of the condition and status of Trust Assets and any other activities of the Liquidating Trust hereunder. The Liquidating Trustee shall use reasonable efforts to obtain such information and records from the Surviving Debtor Entities and Insurance Company Subsidiaries as the Trust Advisory Board reasonably believes necessary or desirable to permit the Trust Advisory Board to discharge its duties hereunder, and shall provide to the Trust Advisory Board and the Trust Holders such other information and reports as are required by law.

      5.8 Compliance with Laws. Any and all Distributions of Trust Assets shall be in compliance with applicable state and federal laws, including, but not limited to, applicable state and federal securities laws and any state laws regulating insurance companies and insurance holding companies.

      5.9 Books and Records. The Liquidating Trustee shall maintain books and records relating to the Trust Assets, the income of the Liquidating Trust, all Distributions, the payment of Trust Expenses, and any liabilities of, or Claims against or assumed by, the Liquidating Trust in such detail and for such period of time as may be necessary to make full and proper accounting in respect thereof from time to time to the Trust Advisory Board and to comply with applicable provisions of all laws. Such books and records shall be maintained on a modified cash or other comprehensive basis of accounting necessary to facilitate compliance with the tax reporting requirements of the Liquidating Trust. The Trust Advisory Board shall be permitted access and to copy such books and records upon reasonable request. Trust Holders shall have the right upon thirty (30) days' prior written notice delivered to the Liquidating Trustee to inspect such books and records (including financial statements), provided that, if so requested, such holder shall have entered into a confidentiality agreement satisfactory in form and substance to the Liquidating Trustee prior to inspecting such books and records. In addition to the foregoing, the Liquidating Trustee shall maintain all original documents concerning the Trust Assets, including all documents received from the Debtors for use by the Liquidating Trustee and the Trust Advisory Board

      5.10 Confidentiality. The Liquidating Trustee and each member of the Trust Advisory Board shall forever hold in strict confidence and not use for personal gain any material, non-public information of or pertaining to the Trust Assets, or the operation of the Liquidating Trust, the Surviving Debtor Entities, the Insurance Company Subsidiaries, and any other entity to which any of the Trust Assets may at any time relate. The Liquidating Trustee may require that any Person at any time serving as a member of the Trust Advisory Board execute and deliver a confidentiality agreement satisfactory in form and substance to the Liquidating Trustee.

                                   ARTICLE 6
                          SUCCESSOR LIQUIDATING TRUSTEE

      6.1 Removal. The Liquidating Trustee may be removed only for cause relating to the breach of his fiduciary obligations under this Trust Agreement and then only upon the unanimous vote of the remaining members of the Trust Advisory Board. Any such removal shall become effective on the later to occur of
(i) the date action is taken by the Trust Advisory Board pursuant to this
Section 6.1, or (ii) the appointment of a successor by the Trust Advisory Board and the acceptance by such successor of such appointment.

      6.2 Resignation. The Liquidating Trustee may resign by giving not less than ninety (90) days prior written notice thereof to the Trust Advisory Board. Such resignation shall become effective on the later to occur of (i) the day specified in such notice, or (ii) the appointment of a successor by the Trust Advisory Board and the acceptance by such successor of such appointment. If a successor Liquidating Trustee is not appointed or does not accept its appointment within ninety (90) days following delivery of notice of resignation, the Liquidating Trustee may petition any court of competent jurisdiction for the appointment of a successor Liquidating Trustee.

      6.3 Appointment of Successor upon Removal, Resignation, or Death. If the Liquidating Trustee is removed pursuant to Section 6.1, resigns pursuant to
Section 6.2, or dies, the Trust Advisory Board shall appoint a successor Liquidating Trustee. If a successor Liquidating Trustee is not appointed or does not accept its appointment within ninety (90) days following such action for removal, or delivery of notice of the resignation or death of the predecessor Liquidating Trustee, as the case may be, the Trust Advisory Board shall petition any court of competent jurisdiction for the appointment of a successor Liquidating Trustee.

      6.4 Acceptance of Appointment by Successor Liquidating Trustee. Any successor Liquidating Trustee appointed pursuant to this Article 6 shall execute an instrument accepting such appointment as the Liquidating Trustee under this Trust Agreement and shall file and maintain such acceptance with the books and records of the Liquidating Trust. Upon acceptance of such appointment as aforesaid, such successor Liquidating Trustee shall, without any further act, become vested with all the estates, properties, rights, powers, trusts and duties of its predecessor in the Liquidating Trust with like effect as if originally named herein; provided, however, that a removed or resigning Liquidating Trustee shall, nevertheless, when requested in writing by the successor Liquidating Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor Liquidating Trustee under the Liquidating Trust all the estates, properties, rights, powers, and trusts of such predecessor Liquidating Trustee.

                                   ARTICLE 7
                EXPENSE REIMBURSEMENT, INDEMNITY AND COMPENSATION

      7.1 Expense Reimbursement. The Trust Assets shall be subject to the claims of the Liquidating Trustee and the members of the Trust Advisory Board, and the Liquidating Trustee shall be entitled to reimburse himself and the members of the Trust Advisory Board out of any Available Cash in the Liquidating Trust, for actual out-of-pocket expenses reasonably incurred by such Persons in the performance of their duties hereunder and which are not otherwise reimbursed or reimbursable to such Persons from another source.

      7.2 Indemnity.


            (a) Subject to subsection 7.2(c) below, the Liquidating Trust shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Liquidating Trust), by reason of the fact that such Person, or a Person of whom he or it is or was the legal representative, is or was at any time appointed as the Liquidating Trustee or a member of the Trust Advisory Board, or is or was an officer, director, subsidiary, affiliate, member, manager, shareholder, partner, representative, employee, attorney, advisor or agent of the Liquidating Trustee or a member of the Trust Advisory Board, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Liquidating Trust, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the Liquidating Trust, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

            (b) Subject to subsection 7.2(c) below, the Liquidating Trust shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by or in the right of the Liquidating Trust to procure a judgment in its favor, by reason of the fact that such Person, or a Person of whom he or it is or was the legal representative, is or was at any time appointed as the Liquidating Trustee or a member of the Trust Advisory Board, or is or was an officer, director, subsidiary, affiliate, member, manager, shareholder, partner, representative, employee, attorney, advisor or agent of the Liquidating Trustee or a member of the Trust Advisory Board, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Liquidating Trust; except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Liquidating Trust unless and only to the extent that a court of competent jurisdiction or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

            (c) Except as ordered by a court, any indemnification under this
Section 7.2 shall be made by the Liquidating Trust only as authorized in the specific case upon a determination that indemnification of the Person is proper under the circumstances because such Person has met the applicable standard of conduct set forth in subsection 7.2(a) or Section 7.2(b), as the case may be (such Person shall hereinafter be referred to as an "Indemnified Person"). Such determination shall be made (i) by a majority vote of the members of the Trust Advisory Board who are not parties to such action, suit or proceeding, or (ii) if a majority vote of disinterested members of the Trust Advisory Board so directs, by independent legal counsel in a written opinion. To the extent, however, that an Indemnified Person has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

            (d) For purposes of any determination under subsection 7.2(c) above, a Person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Liquidating Trust, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Liquidating Trust or another enterprise (provided that such records or books of account have in each case been prepared by Persons whom the Person relying thereon reasonably believes to be professionally or expertly competent to prepare such records or books of account), or on information supplied to him by the officers of the Liquidating Trust or another enterprise in the course of their duties, or on the advice of legal counsel for the Liquidating Trust or another enterprise, or on information or records given or reports made to the Liquidating Trust or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Liquidating Trust or another enterprise. The term "another enterprise" as used in this subsection shall mean HIGI and the HIGI Subsidiaries. The provisions of this subsection 7.2(d) shall not be deemed to be exclusive or to limit in any way the circumstances in which an Indemnified Person may be deemed to have met the applicable standard of conduct set forth in subsection 7.2(a) or 7.2(b), as the case may be.

            (e) Notwithstanding any contrary determination in the specific case under subsection 7.2(c) above, and notwithstanding the absence of any determination thereunder, any Person identified in this Section 7.2 as a Person who may be entitled to indemnity may apply to any court of competent jurisdiction for indemnification to the extent otherwise permissible under subsections 7.2(a) and 7.2(b). The basis of such indemnification by a court shall be a determination by such court that indemnification of such Person is proper under the circumstances because he has met the applicable standards of conduct set forth in subsections 7.2(a) or 7.2(b), as the case may be. Notice of any application for indemnification pursuant to this subsection 7.2(e) shall be given to the Liquidating Trust promptly upon the filing of such application.

            (f) The right to indemnification conferred in this Section 7.2 shall include the right to be paid or reimbursed by the Liquidating Trust for the reasonable expenses incurred by an Indemnified Person in advance of the final disposition of any threatened or pending action, suit or proceeding; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a threatened or pending action, suit or proceeding shall first (i) satisfy the requirements for indemnification under
Section 7.2(c) including, without limitation, that indemnification of the Person is proper under the circumstances because such Person has met the applicable standard of conduct set forth in this Section 7.2, and (ii) be authorized in the manner set forth in Section 7.2(c) and, thereafter, be made only upon delivery to the Liquidating Trust of (x) a written affirmation by such Person of his good faith belief that he has met the standard of conduct necessary for indemnification as an Indemnified Person set forth in this Section 7.2 and (y) a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified as an Indemnified Person under this Section 7.2 or otherwise.

            (g) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section 7.2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, or contract or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction as to action in an official capacity, it being understood that indemnification of, and advancement of expenses to, the Indemnified Persons shall be made to the fullest extent permitted by law, provided, however, to the extent Indemnified Persons can be indemnified by virtue of any by-law, agreement, or contract maintained by any Surviving Debtor Entity, Insurance Company Subsidiary or other entity, such Indemnified Persons shall first seek indemnification to the fullest extent possible from such other entity or entities, as the case may be. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 7.2 shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to act in an official capacity giving rise to right of indemnification and shall inure to the benefit of the heirs, executors and administrators of such Person.

            (h) The Liquidating Trust may purchase and maintain insurance on behalf of any Person who is or was at any time appointed as the Liquidating Trustee or a member of the Trust

Advisory Board, or is or was an officer, director, affiliate, member, manager, shareholder, partner, representative, employee, attorney, advisor or agent of the Liquidating Trustee or a member of the Trust Advisory Board, against any liability asserted against him or it and incurred by him or it in any such capacity, or arising out of his status as such, whether or not the Liquidating Trust would have the power or the obligation to indemnify him or it against such liability under the provisions of this Section 7.2.

      7.3 Success Fees. On or after the Effective Date, the Liquidating Trust shall enter into the Success Fee Agreement with a limited liability company formed or to be formed by the Liquidating Trustee.

      7.4 No Other Compensation. Other than as expressly set forth or described in this Article 7, the Liquidating Trustee and the Trust Advisory Board shall serve without compensation

                                   ARTICLE 8
               REPORTS TO HOLDERS OF UNITS OF BENEFICIAL INTERESTS

      8.1 Reporting of Certain Events. Upon the occurrence of any event which, in the judgment of the Trust Advisory Board, would have a material adverse effect upon the Liquidating Trust or the legal rights of the Trust Holders under this Trust Agreement or the Plan, including, without limitation, a material adverse impact upon the tax treatment of the Liquidating Trust or the Liquidating Trust Units, the Liquidating Trustee shall, within a reasonable time after the later to occur of (i) the occurrence of the event or (ii) the Liquidating Trustee having obtained an opinion of counsel and/or such other professionals as necessary to properly and accurately assess the impact of such event, prepare and distribute a notice regarding the event to all such Trust Holders negatively affected thereby in such detail as the Liquidating Trustee shall deem reasonable and appropriate under the circumstances; provided, however, that, notwithstanding the foregoing, in no event shall it take longer than sixty (60) days after the occurrence of an event subject to this Section
8.1 to prepare and distribute a notice of such event in accordance with this
Section 8.1.

      8.2 Final Report and Accounting. Within six (6) months of making the final Distribution to Trust Holders under this Trust Agreement, the Liquidating Trustee shall prepare and distribute notice of such Distribution to all Persons who are then Trust Holders along with a complete and final accounting of the liquidation of the Trust Assets setting forth in reasonable detail all Distributions to and from the Liquidating Trust and any and all Trust Expenses paid from the Liquidating Trust, including without limitation, any amounts paid pursuant to Article 7 of this Trust Agreement.

      8.3 Other Reporting. From time to time, the Liquidating Trustee may, but shall not be obligated to, prepare and distribute such reports or notices to Trust Holders describing the progress of converting Trust Assets to Cash and making Distributions to Trust Holders or any other material information relating to the Trust Assets and the administration of the Liquidating Trust that the Liquidating Trustee deems advisable to report. The Liquidating Trustee may, but shall not be obligated to, post periodic reports on any web site maintained by the Liquidating Trustee in lieu of actual notice to Trust Holders hereunder. Except as provided in Sections 8.1 and 8.2 above or in Section 9.1 below, or as otherwise required by any State Department of Insurance, nothing in this Trust Agreement shall require the Liquidating Trustee to file any accounting with or seek the approval of any Person, administrative agency or court with respect to the administration of the Liquidating Trust, or as a condition for managing any payment or Distribution out of the Trust Assets.

                                   ARTICLE 9
                       TERMINATION AND FINAL DISTRIBUTION

      9.1 Termination of Liquidating Trust. The Liquidating Trust will terminate on the earlier of (a) thirty (30) days after the full and final Distribution of the Trust Assets or proceeds thereof in accordance with the terms of this Trust Agreement and the Plan, and (b) the fifth (5th) anniversary of the Effective Date; provided, however, that within six months of the fifth (5th) anniversary of the Effective Date, the Court, upon a motion by the Liquidating Trustee or any party in interest, may extend the term of the Liquidating Trust for an additional term of not more than five (5) years if it is necessary for the liquidation of the Trust Assets. Multiple extensions may be obtained so long as Court approval is obtained within six months of the beginning of each such extended term. Notwithstanding the foregoing, the Liquidating Trustee shall not unduly prolong the duration of the Liquidating Trust and shall at all times endeavor to resolve, settle or otherwise dispose of all property and Claims that constitute Trust Assets and to effect the full and final Distribution of the Trust Assets to the Trust Holders in accordance with the terms hereof and the Plan and, thereafter, terminate the Liquidating Trust as soon as practicable.

      9.2 Final Distribution. Prior to and upon termination of the Liquidating Trust, the Trust Assets will be finally distributed to the holders of Liquidating Trust Units pursuant to the provisions set forth in Article 4. If final Distributions are not duly claimed, a Ratable Share of all such Unclaimed Distributions will be distributed to Trust Holders who have received and have claimed Distributions and who are otherwise entitled to further Distributions under Section 4.4. Thereafter, any further Unclaimed Distributions shall be disposed of in accordance with applicable law.

                                   ARTICLE 10
                              AMENDMENT AND WAIVER

      10.1 Amendment And Waiver. The substantive provisions of this Trust Agreement may not be amended or waived except upon the consent and approval of the Trust Advisory Board and pursuant to a Final Order of the Court. Any motion seeking an amendment to or waiver of any substantive provision of this Trust Agreement which is filed by the Liquidating Trustee shall be served upon the Trust Advisory Board and all Trust Holders of Record. Technical amendments to this Trust Agreement necessary to clarify or to effectuate the terms hereof may be made by the Liquidating Trustee upon the consent and approval of the Trust Advisory Board and without the need for Court approval. Notwithstanding anything contained in this Section 10.1, any amendment or waiver of any provision of this Trust Agreement, or consent with respect to this Trust Agreement, will require the consent and approval of the Trust Advisory Board and shall be consistent with the purpose and intent of the Liquidating Trust to liquidate in an expeditious but orderly manner the Trust Assets in accordance with Treasury Regulation 301.7701-4(d) and Section 3.1 hereof.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

      11.1 Intention of Parties to Establish Liquidating Trust. This Trust Agreement is intended to create a liquidating trust for United States federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a trust and any ambiguity herein shall be construed consistent with such intent and purpose and, if necessary, this Trust Agreement may be amended to comply with such federal income tax laws, which amendments may be made to apply retroactively.

      11.2 Preservation of Privilege and Defenses. In connection with the rights, claims, and Causes of Action that constitute the Trust Assets, any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to the Liquidating Trust shall vest in the Liquidating Trustee and its representatives, and the Debtors and the Liquidating Trustee are authorized to take all necessary actions to effectuate the transfer of such privileges and available defenses.

      11.3 Cooperation. The Debtors shall provide, and the Debtors shall cause the Surviving Debtor Entities and Insurance Company Subsidiaries to provide, the Liquidating Trustee with copies of such of their books and records as the Liquidating Trustee shall reasonably require for the purpose of performing its duties and exercising its powers hereunder. The officers and directors of the Surviving Debtor Entities and Insurance Company Subsidiaries shall cooperate with the Liquidating Trustee and shall provide information reasonably requested by the Liquidating Trustee.

      11.4 Laws as to Construction. This Trust Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to rules governing the conflict of laws.

      11.5 Severability. If any provision of this Trust Agreement or the application thereof to any Person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Trust Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Trust Agreement shall be valid and enforced to the fullest extent permitted by law.

      11.6 Notices. Any notice or other communication under this Trust Agreement shall be in writing and shall be given by either (i) hand-delivery, (ii) first class mail (postage prepaid), (iii) reliable overnight commercial courier (charges prepaid), or (iv) telecopy or other means of electronic transmission, if confirmed promptly by any of the methods specified in clauses (i), (ii) and
(iii) of this sentence, to the following addresses::

            If to the Debtors:

            c/o Highlands Insurance Group, Inc.
            1000 Lenox Drive
            Lawrenceville, NJ 08648-0426
            (609) 895-3009

            Attn: Stephen L. Kibblehouse

            with copies to:

            Duane Morris LLP
            4200 One Liberty Place
            Philadelphia, PA 19103-7396
            (215) 979-1000
            Attn:  Christopher J. Redd, Esq.
            Attorneys for the Debtors


            If to the Liquidating Trustee:

            c/o Highlands Insurance Group, Inc.
            1000 Lenox Drive
            Lawrenceville, NJ 08648-0426
            (609) 895-3009

            Attn: Stephen L. Kibblehouse

            with a copy to:

            Duane Morris LLP

            4200 One Liberty Place

            Philadelphia, PA 19103-7396
            (215) 979-1000
            Attn:  Stephen J. Greenberg, Esq.


            If to a Trust Holder:

            To the name and address set forth on
            the registry maintained by the
            Liquidating Trustee

            Notice given by telecopy or other means of electronic transmission shall be deemed to have been given and received when sent. Notice by overnight courier shall be deemed to have been given and received on the date scheduled for delivery. Notice by mail shall be deemed to have been given and received three (3) calendar days after the date first deposited in the United States Mail. Notice by hand delivery shall be deemed to have been given and received upon delivery. A party may change its address by giving written notice to the other party as specified herein.

      11.7 Headings. The section headings contained in this Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Trust Agreement or of any term or provision hereof.

      11.8 Integration. This Trust Agreement, the Plan and the Success Fee Agreement (as each may be amended or modified by the Confirmation Order) constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

      11.9 Relationship to the Plan. The principal purpose of this Trust Agreement is to aid in the implementation of the Plan and therefore this Trust Agreement incorporates the provisions of the Plan. To that end, the Liquidating Trustee shall have full power and authority to take any action consistent with the purpose and provisions of the Plan, and to seek any orders from the Bankruptcy Court in furtherance of implementation of the Plan and this Trust Agreement. If any provisions of this Trust Agreement are found to be inconsistent with the provisions of the Plan, the provisions of this Trust Agreement shall control.

                            [SIGNATURES ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Trust Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers all as of the date first above written.

                                     HIGHLANDS INSURANCE GROUP, INC.,
                                     Debtor


                                     By:
                                         --------------------------------
                                     Name:
                                           ------------------------------
                                     Title:
                                            -----------------------------


                                     HIGHLANDS HOLDING COMPANY, INC.,
                                     Debtor


                                     By:
                                         --------------------------------
                                     Name:
                                           ------------------------------
                                     Title:
                                            -----------------------------


                                     HIGHLANDS CLAIMS AND SAFETY SERVICES, INC.,
                                     Debtor


                                     By:
                                         --------------------------------
                                     Name:
                                           ------------------------------
                                     Title:
                                            -----------------------------


                                     HIGHLANDS SERVICES CORPORATION,
                                     Debtor


                                     By:
                                         --------------------------------
                                     Name:
                                           ------------------------------
                                     Title:
                                            -----------------------------


                                [SIGNATURES CONTINUED ON NEXT PAGE]

                                     AMERICAN RELIANCE, INC., Debtor


                                     By:
                                         --------------------------------
                                     Name:
                                           ------------------------------
                                     Title:
                                            -----------------------------


                                     NORTHWESTERN NATIONAL HOLDING
                                     COMPANY, INC., Debtor


                                     By:
                                         --------------------------------
                                     Name:
                                           ------------------------------
                                     Title:
                                            -----------------------------


                                     STEPHEN L. KIBBLEHOUSE, Liquidating
                                     Trustee


                                     --------------------------------